EXHIBIT 10.1

TEGNA INC.

EXECUTIVE OFFICER CASH SEVERANCE POLICY

Effective Date: October 25, 2023

TEGNA Inc. (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any Executive Officer or establish any new severance plan or policy covering any Executive Officer that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s Base Salary plus Target Bonus, without seeking stockholder ratification of such agreement, plan, or policy.

For purposes of this policy:

“CIC Severance Plan” means the TEGNA Inc. 2015 Change in Control Severance Plan, as amended, or any successor plan thereto. The terms Date of Termination, Change in Control and 401(k) Plan as used in this Policy shall have the meanings ascribed to such terms in the CIC Severance Plan.

“Base Salary” means, as applicable: (i) with respect to the CIC Severance Plan, the Executive Officer’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the Date of Termination or, if higher, during the 12 month period immediately prior to the Change in Control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) Plan contributions and similar items) or (ii) with respect to the TEGNA Inc. Executive Severance Plan or any successor plan thereto (“TESP”), the Executive Officer’s Annual Base Salary, as defined in the TESP.

“Cash Severance Benefits” include cash payments in connection with the termination of the Executive Officer’s employment, or to offset any tax liability relating to such payments. It does not include (a) the payment, vesting, or acceleration of equity-based awards granted under stockholder-approved plans; (b) the payment or provision of perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits; (c) the payment of any unpaid bonus for any performance period; (d) payment of deferred compensation, earned retirement benefits or other vested employee benefits provided under any Company benefit plan or policy; or (e) the payment of any accrued but unpaid base salary, business expense reimbursements, paid time-off through the termination date, or reimbursement of legal or other expenses under a Company benefit plan or policy.

“Executive Officer” means any officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

“Target Bonus” means, as applicable: (i) with respect to the TESP, the Executive Officer’s target bonus under the Company’s annual incentive plan for the year of termination, provided that if no target bonus has been established for such year, the Executive Officer’s target bonus for the year immediately preceding the year of termination, or (ii) with respect to the CIC Severance Plan, the greater of (A) the Executive Officer’s target bonus immediately prior to the Change in Control, provided that if no target bonus has been established as of such date, the Executive Officer’s target bonus for the year immediately preceding the year in which the Change in Control occurs, or (B) the Executive Officer’s target bonus for the year of termination, provided that if no target bonus has been established for such year, the Executive Officer’s target bonus for the year immediately preceding the year in which the termination occurs.